Exhibit 15.2

Independent Auditors Awareness Letter

The Audit Committee of the Board of Directors

First Texas BHC, Inc. and Subsidiaries

Fort Worth, Texas

Ladies and Gentlemen:

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of First Texas BHC, Inc. and Subsidiaries for the three-month periods ended March 31, 2017 and March 31, 2016, as indicated in our report dated July 24, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included the Registration Statement on Form S-4 of Simmons First National Corporation filed July 20, 2017.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Payne & Smith, LLC

Dallas, Texas

July 24, 2017